EXHIBIT 99.1
Investor Relations
+1 (937) 458-6600
ROBBINS & MYERS REPORTS RECORD SECOND QUARTER RESULTS
Company Achieves Second Quarter Records in Sales, Orders, Backlog, Profits and Cash Flow
DAYTON, OHIO, March 26, 2008...Robbins & Myers, Inc. (NYSE:RBN) today reported diluted net earnings per share (DEPS) of $0.47 for its fiscal second quarter ended February 29, 2008, more than double the $0.23 of DEPS reported in the prior year comparable period. The year-over-year increase in DEPS was attributed to higher sales, an improved cost structure, and a lower tax rate. Current year quarter results include approximately $0.02 per share of benefit from the sale of a facility, as well as approximately $0.01 per share of benefit from the favorable resolution of a tax matter. All reported results reflect the Company’s recent 2-for-1 stock split of its common shares.
Robbins & Myers reported second quarter 2008 sales of $185 million, $22 million or 14% higher than in the prior year comparable period. Orders were $216 million in the second quarter of 2008, $33 million or 18% higher than in the prior year second quarter. Excluding the impact from acquired and disposed product lines and currency translation, sales increased 7% and orders increased 8%. The Company ended the quarter with backlog of $264 million.
“Market conditions remain favorable in our key end markets with notable sales growth in global energy and chemical sectors,” said Peter C. Wallace, President and Chief Executive Officer of Robbins & Myers, Inc. “We continue to improve our capabilities to meet rising customer demand, not only by making targeted investments in capital and people, but also through greater integration of our operations and process improvements associated with our lean enterprise initiatives. These improved capabilities are also helping to improve our profitability and cash flow.”
The Company achieved $26 million of earnings before interest, taxes and minority interest (EBIT) in the second quarter of 2008, 66% higher than the comparable prior year quarter. The EBIT margin of 14.2% in the quarter represents an increase of 450 basis points. Excluding special items, which included a facility sale gain in the second quarter of 2008 and restructuring costs in the second quarter of 2007, adjusted EBIT margins increased 270 basis points to 13.6% due largely to increased sales and restructuring activities completed in the prior year. Trailing twelve-month EBITDA has grown to $123 million, 60% higher than the year-ago comparable figure.
“Robbins & Myers’ strong profitability in the quarter was amplified by improvements in working capital, enabling us to achieve $26 million of cash flow from operating activities,” said Mr. Wallace. “During the quarter we also sold a facility related to a previously-disposed product line, and we continue to look for other opportunities to reduce the complexity and capital-intensity of our business. We ended the quarter with $131 million of cash, substantially higher than our debt levels. The Company is well-positioned for the remainder of fiscal 2008.”
The Company announced that it is increasing its full year 2008 DEPS guidance from $1.78-$1.88 to $1.82-$1.92. The Company also established third quarter 2008 DEPS guidance of $0.42-$0.47, as compared with actual results of $0.39 in the third quarter of 2007. On March 31, 2008, the escrow period related to the Company’s fiscal 2006 sale of certain product lines will conclude, as will certain contingency obligations, which could result in a one-time benefit to third quarter 2008 earnings and cash flow. The Company’s guidance excludes any potential impact from this matter.
Second Quarter Results by Segment
All comparisons are made against the comparable year-ago quarterly period unless otherwise stated.
The Company’s Fluid Management segment reported second quarter sales of $77 million, a 12% increase, and orders of $74 million, a 7% decrease. Excluding currency exchange rate effects, sales increased 8% and orders declined 11%. The prior year quarter included an $8 million international order for annual requirements of a single customer which did not repeat in the current year. EBIT grew 22% to $21 million, and EBIT margins expanded 220 basis points to 27.4%.
The Process Solutions segment reported sales of $75 million in the second quarter, a 19% increase, and orders of $94 million, a 35% increase. Excluding the effects of currency exchange rates and an acquisition, sales increased 7% and orders climbed 22%, primarily on continued strength in global chemical markets. The segment earned $7 million of EBIT in the second quarter, and EBIT margins improved 260 basis points to 10.0%. In January 2008, the Company’s 51%-owned Indian subsidiary acquired Mavag AG, a small manufacturer of processing equipment for the pharmaceutical market.
The Romaco segment reported that sales grew 7% to $33 million in the second quarter, and orders were up 43% to $48 million. Excluding the impact from a disposed product line and currency exchange rates, sales increased 5% and orders increased 26% as a result of several recent large project wins for packaging and secondary processing applications. Excluding facility sale gains and restructuring costs, Romaco reported that adjusted EBIT margins jumped 440 basis points to 3.0% as a result of increased sales and restructuring activities completed in the prior year.
Conference Call to Be Held at 2:00 PM (EDT) Thursday, March 27, 2008
A conference call to discuss these results has been scheduled for 2:00 p.m. EDT on Thursday, March 27, 2008, which can be accessed at www.robn.com or by dialing (866) 383-8009 (US/Canada) or +1-617-597-5342, using conference ID #84383242. Replays of the call can be accessed by dialing +1-888-286-8010 (U.S./Canada) or +1-617-801-6888, both using replay ID #30887500.

About Robbins & Myers
Robbins & Myers, Inc. is a leading supplier of engineered equipment and systems for critical applications in global energy, industrial, chemical and pharmaceutical markets.
In this release the Company refers to various non-GAAP measures, including EBIT, Adjusted EBIT and EBITDA (earnings before interest, taxes, depreciation and amortization). The Company uses these measures to evaluate its performance and believes these measures are helpful to investors in assessing its performance. Reconciliations of these measures to comparable GAAP measures are provided further below in this release.
In addition to historical information, this release contains forward-looking statements identified by use of words such as “expects,” “anticipates,” “believes,” and similar expressions. These statements reflect management’s current expectations and involve known and unknown risks, uncertainties, contingencies and other factors that could cause actual results, performance or achievements to differ materially from those stated. The most significant of these risks and uncertainties are described in our Form 10-K and Form 10-Q reports filed with the Securities and Exchange Commission and include, but are not limited to: a significant decline in capital expenditures in the specialty chemical and pharmaceutical industries; a major decline in oil and natural gas prices; foreign exchange rate fluctuations; work stoppages related to union negotiations; customer order cancellations; business disruptions caused by the implementation of business computer systems; our ability to comply with the financial covenants and other provisions of our financing arrangements; events or circumstances which result in an impairment of assets; the potential impact of U.S. and foreign legislation, government regulations, and other governmental action, including those relating to export and import of products and materials, and changes in the interpretation and application of such laws and regulations; the outcome of audit, compliance, administrative or investigatory reviews; and general economic conditions that can affect demand in the process industries. Except as otherwise required by law, we do not undertake any obligation to publicly update or revise these forward- looking statements to reflect events or circumstances after the date hereof.

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
      (Unaudited)

(in thousands)	February 29, 2008	August 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$130,774	$116,110
Accounts receivable	144,861	152,779
Inventories	120,548	99,196
Other current assets	9,336	7,410
Deferred taxes	9,969	11,178

Total Current Assets	415,488	386,673

Goodwill & Other Intangible Assets	290,966	278,422
Deferred taxes	8,226	9,583
Other Assets	12,349	12,196
Property, Plant & Equipment	134,906	129,269

	$861,935	$816,143

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$75,091	$78,890
Accrued expenses	103,394	105,394
Current portion of long-term debt	73,741	72,522

Total Current Liabilities	252,226	256,806

Long-Term Debt — Less Current Portion	30,530	30,553
Deferred Taxes	24,818	24,818
Other Long-Term Liabilities	101,216	91,448
Shareholders’ Equity	453,145	412,518

	$861,935	$816,143

4

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENT
      (Unaudited)

	Three Months Ended		Six Months Ended
	February 29,	February 28,	February 29,	February 28,
(in thousands, except per share data)	2008	2007	2008	2007

Sales	$184,932	$162,498	$358,468	$316,931
Cost of sales	118,697	107,649	229,371	208,219

Gross profit	66,235	54,849	129,097	108,712
SG&A expenses	41,113	37,195	80,754	76,334
Other (income) expense	(1,099)	1,860	(1,099)	(2,579)

Income before interest and income taxes	26,221	15,794	49,442	34,957
Interest expense	779	1,345	1,506	2,885

Income before income taxes and minority interest	25,442	14,449	47,936	32,072
Income tax expense	8,583	6,288	16,538	12,951
Minority interest	522	229	1,123	576

Net income	$16,337	$7,932	$30,275	$18,545

Net Income Per Share:
Basic	$0.47	$0.23	$0.88	$0.55
Diluted	$0.47	$0.23	$0.88	$0.54

Weighted Average Common Shares Outstanding:
Basic	34,488	34,116	34,429	33,909
Diluted	34,620	34,331	34,548	34,087

5

ROBBINS & MYERS, INC. AND SUBSIDIARIES
CONDENSED BUSINESS SEGMENT INFORMATION
      (Unaudited)

	Three Months Ended		Six Months Ended
	February 29,	February 28,	February 29,	February 28,
(in thousands)	2008	2007	2008	2007
Sales
Fluid Management	$76,509	$68,225	$148,864	$133,818
Process Solutions	74,952	63,010	145,801	127,869
Romaco	33,471	31,263	63,803	55,244

Total	$184,932	$162,498	$358,468	$316,931

Income Before Interest and Income Taxes (EBIT)
Fluid Management	$20,970	$17,216	$39,418	$32,425
Process Solutions	7,474	4,639	15,430	16,152
Romaco	2,106	(2,300)	3,651	(5,272)
Corporate and Eliminations	(4,329)	(3,761)	(9,057)	(8,348)

Total	$26,221	$15,794	$49,442	$34,957

Depreciation and Amortization
Fluid Management	$1,531	$1,712	$3,184	$3,418
Process Solutions	1,686	1,614	3,355	3,208
Romaco	430	582	882	1,035
Corporate and Eliminations	133	260	355	516

Total	$3,780	$4,168	$7,776	$8,177

Orders
Fluid Management	$74,212	$79,927	$157,004	$146,468
Process Solutions	93,983	69,847	171,399	134,951
Romaco	47,795	33,389	81,508	63,672

Total	$215,990	$183,163	$409,911	$345,091

Backlog
Fluid Management	$51,097	$45,950	$51,097	$45,950
Process Solutions	138,189	95,514	138,189	95,514
Romaco	74,307	61,143	74,307	61,143

Total	$263,593	$202,607	$263,593	$202,607

6

Robbins & Myers, Inc. and Subsidiaries
Reconciliation of Net Income to the non-GAAP measures of EBIT, EBITDA, Adjusted EBIT and Adjusted EBITDA
      (Unaudited)

	Three Months Ended		Six Months Ended		Trailing Twelve Months Ended
	February 29,	February 28,	February 29,	February 28,	February 29,	February 28,
	2008	2007	2008	2007	2008	2007
Net income	$16,337	$7,932	$30,275	$18,545	$63,399	$27,490
Interest expense	779	1,345	1,506	2,885	3,864	8,632
Income taxes	8,583	6,288	16,538	12,951	39,489	23,021
Minority interest	522	229	1,123	576	2,015	1,071

EBIT	26,221	15,794	49,442	34,957	108,767	60,214
EBIT margin	14.2%	9.7%

Minority interest	(522)	(229)	(1,123)	(576)	(2,015)	(1,071)
Depreciation & amortization	3,780	4,168	7,776	8,177	16,223	17,565

EBITDA	29,479	19,733	56,095	42,558	$122,975	$76,708

Special items:
(1) Process Solutions segment
Net product line/facility sale gains	—	—	—	(5,036)

	—	—	—	(5,036)

(2) Romaco segment
Restructuring costs	—	800		1,397
Net product line/facility sale gains	(1,099)	1,060	(1,099)	1,060

	(1,099)	1,860	(1,099)	2,457

Total Special Items	(1,099)	1,860	(1,099)	(2,579)

Adjusted EBIT	$25,122	$17,654	$48,343	$32,378

Adjusted EBIT margin	13.6%	10.9%

Adjusted EBITDA	$28,380	$21,593	$54,996	$39,979

Romaco segment:
EBIT	$2,106	$(2,300)

Special items per above
Total, see detail above	(1,099)	1,860

Romaco segment, adjusted EBIT	$1,007	$(440)

Romaco segment, adjusted EBIT margin	3.0%	-1.4%

Note: EBIT, adjusted EBIT, adjusted EBIT margin, and adjusted EBITDA are non-GAAP measures. We use these measures to evaluate our businesses, and we allocate resources to our busineses based on EBIT. EBIT is not, however, a measure of performance calculated in accordance with accounting principles generally accepted in the United States and should not be considered as an alternative to net income as a measure of operating results. Neither EBIT nor EBITDA are measures of cash available for use by management.

7